UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   KRUCZEK, WALTER E
   73 DEER TRAIL LN
   NESQUEHONING, PA  18240-2119
   USA
2. Issuer Name and Ticker or Trading Symbol
   HARLEYSVILLE NATIONAL CORPORATION
   HNBC
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   MARCH 31, 1997
5. If Amendment, Date of Original (Month/Year)
   JANUARY  1997
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   DIRECTOR - CNB
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
COMMON STOCK - HNBC        |1/9/97|G*  | |200               |A  |$25.25***  |                   |      |                           |
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                           |1/9/97|G** | |700               |D  |$25.25***  |                   |      |                           |
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                           |1/29/9|G*  | |100               |D  |$25.375*** |19,484             |D     |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK - HNBC        |1/9/97|G*  | |200               |D  |$25.25***  |103                |D     |W/SPOUSE                   |
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COMMON STOCK - HNBC        |1/9/97|G** | |700               |D  |$25.25***  |13,118             |I     |SPOUSE                     |
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COMMON STOCK - HNBC        |1/9/97|G** | |700               |A  |$25.25***  |2,558              |I     |SON                        |
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COMMON STOCK - HNBC        |1/9/97|G** | |700               |A  |$25.25***  |2,558              |I     |SON                        |
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                           |      |    | |                  |   |TOTAL      |37,821             |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
   *TRANSFERRED 200 SHARES FROM JT OWNERSHIP BY WALTER & KATHLEEN KRUCZEK TO
SOLE
OWNERSHIP
     BY WALTER KRUCZEK & THEN AS A BONAFIDE GIFT OF 100 SHARES EACH TO PENN STATE UNIV. &
TAMAQUA SALVATION
ARMY.
  **TRANSFERRED 350 SHARES TO EACH OF 2 SONS. SHARES WERE A BONAFIDE GIFT; EXEMPT UNDER
     RULE 16(b)5.
 ***MID BETWEEN "BID AND ASKED" ON
1/9/97.
****MID BETWEEN "BID AND ASKED" ON
1/29/97.
SIGNATURE OF REPORTING PERSON
/S/ELIZABETH F. CHEMNITZ FOR WALTER E. KRUCZEK
DATE
MARCH 31, 1997